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THE BOEING COMPANY

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[The following letter was sent by The Boeing Company to certain institutional holders of its common stock beginning on April 22, 2005.]

April 22, 2005

Dear __________:

I am writing to explain why The Boeing Company (“Boeing” or the “Company”) and its Board of Directors (the “Board”) disagrees with recent voting recommendations made by Institutional Shareholder Services (“ISS”) with respect to three of our four director nominees and other matters to be voted on at the Company’s Annual Meeting of Shareholders, which will be held on May 2, 2005.

DIRECTOR ELECTION. ISS has suggested that Boeing shareholders withhold votes for certain directors, not because of the qualifications of the directors, but because, in ISS’s estimation, the Board has not properly responded to votes on certain shareholder proposals submitted at the Company’s prior three annual meetings. Boeing believes that withholding votes on this basis is inappropriate and continues to recommend that shareholders reelect these very qualified directors.

We believe the Company has appropriately responded to shareholder concerns voiced on major corporate governance proposals that received significant shareholder support in 2002, 2003 and 2004. First, though, it is important to note the inaccuracies in the ISS report. These proposals did not, as ISS contends, receive a “clear mandate of the company’s shareholders for three consecutive years.” The votes to declassify the board in 2002 were 49.5% of the votes cast and 50.5% of the yes/no vote, but only 31.4% of the outstanding shares entitled to vote. The votes for simple majority voting in 2002 were 49.5% of the votes cast and 50.7 % of the yes/no vote, but only 34% of the outstanding shares entitled to vote. In 2003 and 2004 the votes to declassify the board were 55.1% and 58.3%, respectively, of the votes cast and 56.5% and 59.9%, respectively, of the yes/no vote, but only 35.7% and 41.6%, respectively, of the outstanding shares entitled to vote. In 2003 and 2004 the votes for simple majority voting were 53.4% and 59.0%, respectively, of the votes cast and 54.8% and 60.9%, respectively, of the yes/no vote, but only 34.5% and 42.1%, respectively, of the outstanding shares entitled to vote. We don’t believe that these vote totals constitute a “clear mandate.”

In response to those votes, the Board pledged to give full consideration to the declassified and simple majority vote proposals. The Governance, Organization and Nominating Committee (the “Governance Committee”), with the assistance of outside corporate governance experts, reviewed the actions taken by the Company in response to proposals that received a majority vote, trends in shareholder voting on these issues, institutional investor concerns, and other shareholder considerations. The Committee also engaged in a thorough review of all of the options and ramifications associated with eliminating or maintaining the classified board and the supermajority voting provisions. The review included a discussion of various arguments both in opposition and in favor of classified board and supermajority voting provisions. Completing this review, which also took into account the overall framework of our corporate governance structure, the Board concluded that the classified board structure continued to be in the best interests of the Company and its shareholders and accordingly decided to retain the current structure. With respect to the simple majority vote, we believe that implementation of the management proposal in the 2004 Proxy Statement to eliminate certain supermajority vote requirements on business combinations and changes in the Company’s capital stock constitutes a substantial implementation of the shareholder recommendation and represented the appropriate balance on this issue. As a result, the Board has decided not to eliminate the Company’s remaining supermajority vote provisions. We believe that this kind of consideration is fully responsive to shareholders of the Company.

ISS does acknowledge that the Company has implemented the shareholder proposal from 2003 regarding shareholder rights plans by adopting a shareholder rights plan policy directing the Board to seek shareholder approval prior to adopting or extending any rights plan, subject to the Board’s continuing fiduciary duties, and that if the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire.

Our Board nominees merit your affirmative vote. These directors have earned your support as a result of their hard work and actions on behalf of the Company’s shareholders. They deserve your support as a result of their independence, commitment to good corporate governance, competence and experience. That some would urge shareholders to withhold support from these qualified and dedicated directors on the basis of so called “policies” of general application that do not take into account the particular needs and circumstances of the Company is a great disservice not only to these candidates but more importantly to the Company and its shareholders.

CORPORATE GOVERNANCE. We urge you to view the election of directors and management’s recommendation on other proposals in the context of the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of the Company’s shareholders. In this connection, we would like to bring to your attention some examples of our corporate governance that go well beyond the requirements of Delaware law, the Securities and Exchange Commission and the New York Stock Exchange (the “NYSE”).

Currently, all 11 members of the Board, including each member of the Board’s Audit, Compensation and Governance Committees, are independent under the NYSE’s independence standards. The Board met eight times during 2004 and the committees of the Board held a total of 33 meetings and director attendance for the Board and committee meetings was exemplary, except for one director because of health issues. In December 2003, we separated the position of Chief Executive Officer and Chairman. Our Non-Executive Chairman presides over executive sessions of the Board and facilitates communication between the independent directors and management, provides input with respect to the agendas for Board meetings, and interviews, along with the Chair of the Governance Committee, prospective board candidates. Further, any interested party can communicate via email with our Non-Executive Chairman or the Chairpersons of the Audit, Compensation and Governance Committees. Finally, the Board has adopted a shareholder rights plan policy and determined to eliminate certain supermajority vote requirements, both as described above.

I would also like to take this opportunity to highlight some of the issues relating to the following proposals to be voted on at our annual meeting:

•	the Board’s recommendation of a vote AGAINST the following shareholder proposals:

•	to declassify the board of directors;

•	to require simple majority vote; and

•	to require an independent Board Chairman.

SHAREHOLDER PROPOSALS: We oppose the following shareholder proposals because we believe they inappropriately limit the flexibility of the Board and could be disadvantageous from a competitive point of view, and, therefore, are not in the best interests of our shareholders. We also oppose these proposals for the reasons that follow:

DECLASSIFIED BOARD STRUCTURE (Item 6): This proposal would eliminate the Company’s current classified Board structure. It is important to note at the outset that all directors, regardless of how often they are elected, must still exercise their fiduciary duties to the Company and shareholders. We believe a classified Board that gives our 11 independent directors an assured three-year term further strengthens their independence, provides stability and continuity, and enhances the ability of the Board to engage in long-term strategic planning—all of which is beneficial to shareholders. The purpose of the classified Board is to safeguard the Company against the efforts of a third party intent on quickly taking control of the business and not paying fair value for the business and its assets. Moreover, the classified Board structure does not preclude a takeover but rather gives directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. Importantly, we note that all 11 members of the Board are currently independent and that the directors could use this tool for the benefit of all shareholders, not to entrench management.

SIMPLE MAJORITY VOTE (Item 7): This proposal would require a simple majority vote in lieu of supermajority on all matters submitted to shareholders. The Board believes that implementation of its 2004 management proposal represents the appropriate balance on this matter. The Board eliminated supermajority vote requirements in the Company’s Certificate of Incorporation and By-Laws with respect to transactional matters. The supermajority vote provisions that remain relate to certain fundamental changes to our governing instruments, such as provisions relating to shareholder meetings, the number and removal of directors, the filling of vacancies on the Board, the classification of the Board and cumulative voting. These provisions comprise the fundamental framework of our governance structure and are intended to preserve and maximize the value of the Company for all shareholders by protecting against self-interested actions by one or a few large shareholders. The Board believes that it is good corporate governance to ensure that fundamental changes of this nature can only be made when a broad consensus of shareholders agrees that a change is prudent.

INDEPENDENT BOARD CHAIRMAN (Item 9): This proposal would require that only an independent director may serve as Chairman of the Board. An independent director, Lewis E. Platt, has served as Non-Executive Chairman of the Board since December 2003. As Chairman, he is vested with significant responsibilities, including presiding over executive sessions of the Board that are held at each regular Board meeting, facilitating communication between independent directors and management, providing input for Board meetings and overseeing the selection of prospective Board candidates. Although the Board has determined that, under current circumstances, it is appropriate to have a Non-Executive Chairman, the Board believes that it should be free to exercise its judgment to determine who should serve as Chairman at any particular point in time in light of the Company’s then-current and anticipated future circumstances. The Company’s Corporate Governance Principles provide that if the CEO were to hold the position of Chairman, then the Board would consider the appointment of a lead director. The proposed by-law or policy would require a particular structure and permanently deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient and in the best interests of shareholders.

I appreciate your time and attention to these matters, which could significantly impact the Company’s competitive position. Thank you for your continued support.

Very truly yours,

/s/    JAMES C. JOHNSON

James C. Johnson

Vice President, Corporate Secretary and Assistant General Counsel